Exhibit 99.2

ADDENTAX GROUP CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE INTERIM PERIOD ENDED JUNE 30, 2017

On December 28, 2016, Addentax Group Corp (“ATXG” or the “Registrant”) acquired 250,000,000 shares of the issued and outstanding stock of Yingxi Industrial Chain Group Co., Ltd., a company incorporated under the laws of the Republic of Seychelles (“Yingxi”). The 250,000,000 shares of Yingxi were acquired from the members of Yingxi in a share exchange transaction in return for the issuance of 500,000,000 shares of common stock of ATXG. The 250,000,000 shares of Yingxi constitute 100% of its issued and outstanding stock, and as a result of the transaction, Yingxi became a wholly-owned subsidiary of ATXG. And following the consummation of the acquisition and giving effect to the securities exchanged in the offering, the members of Yingxi will beneficially own approximately ninty-nine (99%) of the issued and outstanding Common Stock of the Registrant.

The pro forma condensed combined financial statements as of June 30, 2017, and for the interim period ended June 30, 2017, have been prepared based on certain pro forma adjustments to the Registrant historical financial statements set forth in the Annual Report of the Registrant on Form 10-Q for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission, and are qualified in their entirety by reference to such historical financial statements and related notes contained in those reports. The historical financial statements for Yingxi were derived from interim financial statements for the interim period ended June 30, 2017, included as Exhibit 99.1 to Form 8-K/A as filed on May 15, 2018. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed combined balance sheet has been prepared as if the transaction had occurred as of June 30, 2017. The unaudited pro forma condensed combined statements of operations have been prepared as if this transaction had occurred on April 1, 2017.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed at the dates indicated or what would be any future periods.

ADDENTAX GROUP CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2017

	ASSETS		Pro Forma			Pro Forma
	ATXG	Yingxi	Adjustments		Notes	Combined
CURRENT ASSETS
Cash and cash equivalents	$-	$1,101,571	$			$1,101,571
Accounts receivables, net	-	5,647,006				5,647,006
Inventories, net	-	295,175				295,175
Other receivables	5,831	1,341,760				1,347,591
Advances to suppliers	-	812,162				812,162
Amounts due from related parties	-	20,440				20,440
Total current assets	5,831	9,218,114				9,223,945

NON-CURRENT ASSETS
Plant and equipment, net	-	648,372				648,372
Goodwill	-	929,662				929,662
Total non-current assets	-	1,578,034				1,578,034
TOTAL ASSETS	$5,831	$10,796,148	$			$10,801,979

	LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$395	$2,876,618	$			$2,877,013
Amount due to related parties	42,987	2,735,352				2,779,339
Advances from customers	-	227,679				227,679
Accrued expenses and other payables	-	4,488,498				4,488,498
Income tax payable	-	1,985				1,985
Total current liabilities	44,382	10,330,132				10,374,514
TOTAL LIABILITIES	$44,382	$10,330,132	$			$10,374,514

EQUITY
Registered capital	$506,920	$100,000		$(100,000)		$506,920
Additional paid in capital	41,647	-		(487,118)		(445,471)
Treasury stock	(500,000)	-		500,000		-
Retained earnings	(87,118)	353,847		87,118		353,847
Statutory reserve	-	21,539				21,539
Accumulated other comprehensive income	-	(9,370)				(9,370)
Total equity	(38,551)	466,016				427,465
TOTAL LIABILITIES AND EQUITY	$5,831	$10,796,148	$			$10,801,979

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADDENTAX GROUP CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE INTERIM PERIOD ENDED JUNE 30, 2017

	ATXG	Yingxi	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES	$-	$8,605,502	$		$8,605,502

COST OF REVENUES	-	7,622,281			7,622,281

GROSS PROFIT	-	983,221			983,221

Selling and marketing	-	(18,877)			(18,877)
General and administrative	(24,948)	(662,996)			(687,944)

INCOME FROM OPERATIONS	(24,948)	301,348			276,400

OTHER INCOME, NET	-	249			249

INCOME BEFRE INCOME TAX EXPENSE	(24,948)	301,597			276,649

INCOME TAX EXPENSE	-	(4,021)			(4,021)

NET INCOME	(24,948)	297,576			272,628
Foreign currency translation loss	-	(16,277)			(16,277)
TOTAL COMPREHENSIVE INCOME	(24,948)	281,299			256,351

EARNINGS PER SHARE
Basic and diluted	(0.00)				0.00

SHARES OUTSTANDING
Basic and diluted	6,920,000				506,920,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADDENTAX GROUP CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Yingxi’s assets acquired and liabilities assumed and conformed the accounting policies of Yingxi to its own accounting policies. The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma adjustments are based on management preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents (1) 500,000,000 newly-issued shares of Common Stock of the Registrant, and (2) removing the Registrant’s accumulated deficit and adjusting equity for recapitalization.

3.	EARNINGS PER SHARE

The following table illustrates the calculation of pro forma earnings per share:

Interim period ended June 30, 2017
Pro forma net income	$310,242

Weighted-average shares outstanding:
Pro forma shares	506,920,000

Earnings per share
Basic and diluted	$0.00